UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 29, 2005

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On November 29, 2005, the Human Resources Committee (the "Committee") of the Board of Directors of Continental Airlines, Inc. (the "Company") terminated the Company's Officer Retention and Incentive Award Program (as amended, the "Program"). As a consequence of this termination, all of the previously granted awards, except for one award which the Company is prohibited from terminating under the terms of the Program, have been cancelled.

The Committee terminated the Program because the Program, in its current form, does not comply with newly enacted Section 409A of the Internal Revenue Code and the related regulations recently proposed by the IRS. This non-compliance would give rise to adverse tax consequences to the Company and participants.

During 2000, the Company established the Program, which was designed to retain officers and encourage the Company's participation in more cost-effective distribution and marketing channels by allowing officers to participate in a portion of any gains that the Company realized in its e-commerce and internet investments. Under the Program, which allowed officers to share in approximately 25% of the appreciation of certain of the Company's internet-related investments, participants received phantom appreciation rights ("PARs") when the Company made investments in internet-related businesses. Each PAR was a right, which generally vested quarterly over a four-year period, to receive the difference, if any, between the market value of the applicable equity investment over the established base value (generally the cost of the investment). Payouts under the Program were made to the participants upon redemption and, if unvested, upon vesting.

None of the officers who are currently participating in the Program has any material relationship with the Company or its affiliates except in respect of his or her service as an officer of the Company, his or her ownership of Company securities, if applicable, and as otherwise disclosed in the Company's most recently filed proxy statement and subsequent periodic reports filed with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CONTINENTAL AIRLINES, INC.

December 2, 2005	By /s/ Jennifer L. Vogel Jennifer L. Vogel Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer